Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion or incorporation by reference into the Registration Statement on Form S-8 (No. 333-178493) of Memorial Production Partners LP of (i) our report dated June 17, 2011, with respect to estimates of reserves and future net revenues to the BlueStone Natural Resources, LLC interest, as of December 31, 2010, and (ii) our report dated June 17, 2011, with respect to our audit of estimates of reserves and future net revenues to the WHT Energy Partners LLC interest, as of December 31, 2010, and to all references to our firm or such reports included or incorporated by reference into the March 5, 2013 Current Report on Form 8-K of Memorial Production Partners LP and the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Philip S. (Scott) Frost
Philip S. (Scott) Frost, P.E. Senior Vice President

Dallas, Texas

March 5, 2013

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